UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   August 22, 2013

INTELLIGENT HIGHWAY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-181405	30-0680119
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

8 Light Sky Court
Sacramento, CA 95828
 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (916) 379-0324

Not applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On August 22, 2013 (the “Effective Date”), Intelligent Highway Solutions, Inc. (the “Company”) entered into a distribution agreement (the “Agreement”) with SCS Lighting Solutions Inc. (“SCS”), whereby SCS appointed the Company as its exclusive distributer of SCS products in Sacramento, California and other locations, as determined by both parties in the future.  The SCS products include standard lighting solutions, as well as custom lighting products for indoor and outdoor applications.  If the Company does not make sales in the first year with revenues to SCS in the amount of Three Million dollars ($3,000,000), then the Agreement will become non-exclusive.

The Agreement’s initial term is for one (1) year from the Effective Date and will automatically renew for additional one (1) year increments, unless either party elects to terminate the Agreement by giving not less than sixty (60) days notice prior to the end of the current term.

No material relationship exists between the Company and SCS, except in connection with the Agreement.

The summary in this Item 1.01 of the material terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01    Other Events.

On August 27, 2013, the Company issued a press release announcing the execution of the Agreement. A copy of the release is furnished herewith as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits:  The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Distribution Agreement dated August 22, 2013.

99.1	Press Release, dated August 27, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLIGENT HIGHWAY SOLUTIONS, INC.

Date: September 11, 2013	By:	/s/ Devon Jones
Devon Jones Chief Executive Officer